UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2008

Commission File Number: 000 - 28305 ENERGY QUEST INC. (Exact name of registrant as specified in its charter)

Nevada	91-1880015
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

850 South Boulder Highway, Suite 169, Henderson, Nevada 89015 (Address of principal executive offices)

(702) 568-4131 Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e -4(c))

ITEM 5.02 - APPOINTMENT OF DIRECTOR

On April 21, 2008, the Company’s board of directors appointed Mr. Peter J. Stephens as a director and to serve on the Board of Directors of the Company. There are no understandings or arrangements between Mr. Stephens or any other person pursuant to which Mr. Stephens was selected as a director.

Mr. Stephens has expertise assisting small businesses to become large and profitable corporations. He has experience in planning, implementing and managing service oriented companies and managing programs, policies and procedures in companies with interstate operations and offices. Mr. Stephens has developed a track record of utilizing available resources to improve operational efficiency which concurrently reducing costs.

Mr. Stephens brings 18 years of business experience and creativity to the Company. He is currently the President of Alliance Overhead Door dba Garage Door Service Company, a position which he has held since 1996. During his tenure with Alliance Overhead Door, the company has grown to include 13 locations in 8 states with an average of $25 million in annual sales revenue. Prior to joining Alliance Overhead Door, Mr. Stephens was employed for two years as a salesman for Direct TV. His responsibilities included developing a detailed marketing plan for sales of Direct TV’s satellite product to consumers. Prior to that, Mr. Stephens worked for two years as a broker, preceded by two years spent as a realtor of residential and commercial property. Mr. Stephens completed his post-secondary education in sciences in 1990.

Mr. Stephens does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2008	ENERGY QUEST INC.

By: /s/ Steve Eilers
Steve Eilers
Secretary, Treasurer and Director